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                                                                   EXHIBIT 10(c)

                              THE GILLETTE COMPANY
                              INCENTIVE BONUS PLAN


    1. PURPOSE. The purpose of this Incentive Bonus Plan is to foster continuing long-term growth in earnings of The Gillette Company by rewarding key management for outstanding performance in the accomplishment of assigned goals under the Company's Management by Objectives Program through awards of cash bonuses.

    2. DEFINITIONS.

    PROFIT FROM OPERATIONS - The amount reported as profit from operations in the annual financial statements of the Company after adjustments to exclude the results of operations of businesses acquired or disposed of during the incentive year and any other adjustment, all as determined by the Committee to be necessary or appropriate to insure comparability between profit from operations figures from year to year for the purposes of this Plan.

    BASE SALARY EARNINGS - The actual base salary, exclusive of any bonus awards made under this Plan and any other payments, earned by the participant during the fiscal year of his or her employing unit ending during the incentive year of the Plan as reported on the Company's records.

    BASE SALARY - The eligible employee's annual base salary rate of earnings in effect as of December 31 of any Incentive Year.

    BONUS AWARD - An amount awarded to a participant as determined pursuant to Paragraph V.

    BONUS POOL - An amount earned in any incentive year as determined pursuant to Paragraph III, from which bonus awards may be paid.

    CHAIRMAN- The Chairman of the Board of Directors of the Company.

    COMMITTEE - The Personnel Committee established by the Board of Directors of the Company.

    COMPANY - The Gillette Company, a Delaware Corporation.

    INCENTIVE YEAR - A fiscal year of the Company in which the Plan is in effect.

    MANAGEMENT REPORTING FORM - The annual written review of individual performance and assignment of goals conducted under the Company's Management by Objectives Program.

    ELIGIBLE POSITION - For each incentive year, a key management position which the Chairman and President determine to have a significant impact on the attainment of the Company's objectives.

    ELIGIBLE EMPLOYEE - For each incentive year, a person whether or not an officer or director of the Company or any subsidiary, who is regularly employed by the Company or a subsidiary on a full-time basis, or who, under conditions approved by the Committee, is regularly employed by the Company or a subsidiary on a part-time basis, who (a) has been notified of his or her eligibility, (b) has been assigned


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goals under the Company's Management by Objectives Program to be accomplished during the incentive year, (c) holds an eligible position for all or a substantial part of the incentive year except in the case of a Partial Plan Year as provided under Section XIII of the Plan, or is transferred during the incentive year from an eligible position to an ineligible position for career developmental purposes as determined by the Company, and (d) is an employee on the date of the granting of awards (or is an employee whose employment is terminated by death, retirement or disability or as a direct result of action initiated by the Company pursuant to the Restructuring Plan approved by the Board of Directors of the Company at its meeting on December 18, 1986 or the Reorganization Plan approved by the Board of Directors at its meeting on December 14, 1989 or after an approved Change in Control or for any reason after an Unapproved Change in Control).

    PARTICIPANT - An eligible employee who has been granted an award under the Plan.

    PLAN - The Incentive Bonus Plan as set forth herein, as from time to time amended.

    PRESIDENT - The President of the Company.

    PROJECTED BONUS POOL - Projected bonus pool in any given year shall mean the amount of the bonus pool which would be earned assuming the Growth Goals for that year are achieved.

    RETIREMENT ELIGIBILITY DATE - The earliest date upon which a participant becomes eligible to retire under the terms of The Gillette Company Retirement Plan or, with respect to individuals not participating in that Plan, the earliest date upon which that individual could have become eligible to retire under the terms of The Gillette Company Retirement Plan had he or she been a participant in that Plan.

    SAVINGS PLAN EQUIVALENCY - An amount computed by multiplying an employee's rate of contributions (up to a maximum of 5%) under The Gillette Company Employees' Savings Plan or one half of the employee's rate of savings under The Gillette Company Retirement Income Savings Plan, as applicable, as of the January 1 immediately preceding the date of an award, by the amount of that award that is deferred under Paragraph VI (a) and (c) of this Incentive Bonus Plan.

    SUBSIDIARY - Any corporation (1) in which the Company owns, directly or indirectly, stock possessing 50 percent or more of the total combined voting power of all classes of stock, (2) over which the Company has effective operating control, or (3) in which the Company has a material interest.

    SALES GROWTH - The amount reported as growth in net sales in the annual financial statements of the Company after adjustments as determined by the Committee to be necessary or appropriate to insure comparability between net sales from year to year for the purposes of the Plan.

    RETURN ON ASSETS - Return on Assets shall be defined as hereinafter determined by the Committee from time to time in its discretion.

    GROWTH GOALS - Growth Goals shall mean the specific percentage of increase in Profit from Operations, Sales Growth and Return on Assets determined by the Committee for any given year which if achieved would result in a bonus pool being earned.

    3. BONUS POOL AND RESERVE. If Growth Goals for any fiscal year the Plan is in effect are




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met, a bonus pool shall be earned. Such Growth Goals shall be determined by the
Committee as soon as is practicable after the commencement of each incentive year.

    With respect to any incentive year after 1990, the Committee may, within its sole discretion, establish a contingency reserve which, in any given incentive year shall not exceed thirty five percent (35%) of the amount of the projected bonus pool for that incentive year, from which contingency reserve bonus awards may be made to recognize outstanding performance in that incentive year should a bonus pool not otherwise be earned. In addition, with respect to any plan year after 1990 the Committee may, within its sole discretion, elect to carry forward up to fifteen percent (15%) of the bonus pool earned in that year to any one or more of the next ensuing three years with the Committee having sole discretion as to whether to distribute all or a portion of such carried forward amounts in any one or more of those three years.

    4. ELIGIBILITY. The Chairman and the President shall make the selection of eligible positions and eligible employees, except with respect to themselves, for each incentive year. Selection as an eligible employee in any incentive year shall not bind the Company to select the individual in any other incentive year. Selection of any individual in any incentive year shall not bind the Company to select any other individual holding the same position in the same or any other incentive year.

    "5. AMOUNT OF BONUS AWARD. As soon as is practicable after the end of the incentive year, the amount, if any, of the award of each eligible employee shall be determined by the Chairman and the President, except with respect to themselves, after evaluating the eligible employee's performance in relation to his or her assigned goals as contained in his or her Management Reporting Form relating to the incentive year. Bonus awards shall be determined as a percentage of the eligible employee's base salary earnings, however, in no event shall the percentage be less than 5 percent nor more than 70 percent with respect to any plan year prior to 1997 or less than 5% nor more than 75% with respect to any plan year commencing on or after January 1, 1997. Proposed awards to officers of the Company and other senior management employees whose compensation is regularly reviewed by the Committee shall be subject to review and approval of the Committee. In addition, in connection with any bonus award the Committee shall have discretion to make an award or awards under this Corporation's Stock Equivalent Unit Plan and to provide that all or any portion of any such award shall be contingent on achievement by the participant or by any unit or units of the Company of any performance goal or goals over any period or periods of time ending before March 15 of the third year following the date of the award. Notwithstanding the above, (1) with respect to the 1994, 1995 an 1996 plan years, the Personnel Committee, in its sole discretion, in special circumstances may grant an eligible employee a bonus award which is greater than 70 percent of the eligible employee' s base salary earnings and (2) commencing with the 1997 plan year, the Personnel Committee, in its sole discretion, in special. circumstances may grant an eligible employee a bonus award which is greater than 75 percent of the eligible employee's base salary earnings."

    6. DEFERRAL, VESTING AND PAYMENT OF AWARDS. Awards are payable in cash.

    (a) With respect to awards relating to the 1979 Incentive Year, a percentage of each award equal to twice the percentage the award bears to the base salary earnings of the participant (up to a maximum of 40 percent (40%) of the award) and with respect to awards relating to any Incentive Year after 1979, but before 1984 a percentage of each award equal to one and one half times the percentage the award bears to the base salary earnings of the participant (up to a maximum of 30 percent (30%) of the award)



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shall be deferred. Such mandatory deferred amounts shall vest at the end of the third calendar year following the close of the incentive year for which the bonus award was earned or upon the retirement eligibility date of the participant, whichever occurs first. Such vested amounts shall become payable when the participant ceases to be an employee if the participant has reached his or her retirement eligibility date at cessation of employment, or at age 65 if the participant has not reached his or her retirement eligibility date at cessation of employment provided, however, that a participant who has reached his or her retirement eligibility date at cessation of employment may elect, prior to cessation of employment, to defer such amounts beyond retirement in accordance with rules to be prescribed by the Committee. Notwithstanding the above, in the event an employee's employment with the Company or any of its subsidiaries is terminated as a direct result of action initiated by the Company pursuant to the Restructuring Plan approved by the Board of Directors of the Company at its meeting on December 18, 1986, or the Reorganization Plan approved by the Board of Directors of the Company at its meeting on December 14, 1989, and such employee retires under a Company-sponsored retirement plan at cessation of employment, the employee may elect to receive all amounts which would become payable by reason of such termination of employment in up to ten approximately equal consecutive annual installments. Such election must be made prior to the employee's termination of employment in accordance with rules to be prescribed by the Committee and if no such election is made, payment of such amounts shall be made within a reasonable time after the date of termination.

    (b) The remainder of the bonus award described in (a) above and all of any award made with respect to the Incentive Year 1984 and thereafter shall vest immediately upon the grant of the award and be payable as soon as is practicable after the financial statements for the incentive year are available

    (c) As prescribed by the rules pursuant to this Plan, an individual may elect to defer payment of all or a portion of any award payable under Subparagraph (b) above to March 1 of any future year or to retirement. Notwithstanding any prior voluntary deferral, all amounts so deferred shall become payable when the participant ceases to be an employee for any reason other than retirement under a Company-sponsored retirement plan upon cessation of employment. With respect to participants whose employment ceases and who, upon cessation of employment, retire under a Company-sponsored retirement plan, such participants may, prior to termination of employment, elect to defer payment of any awards beyond retirement in accordance with rules to be prescribed by the Committee and if no such election is made, payment of such amounts shall be made within a reasonable time after the date of termination of employment.

    Notwithstanding the above, in the event an employee's employment with the Company or any of its subsidiaries is terminated as a direct result of action initiated by the Company pursuant to the Restructuring Plan approved by the Board of Directors of the Company at its meeting on December 18, 1986, or the Reorganization Plan approved by the Board of Directors at its meeting on December 14, 1989, the employee may elect to receive all amounts which would become payable by reason of such termination of employment in up to ten approximately equal consecutive annual installments but in no event may payments end beyond March 1, of the tenth year following termination of employment, with respect to employees who have not retired under a Company-sponsored retirement plan upon cessation of employment. Such election must be made prior to the employee's termination of employment in accordance with rules to be prescribed by the Committee and if no such election is made, payment of such amounts shall be made within a reasonable time after the date of termination.

    "Notwithstanding the above, in connection with the sale of Jafra Cosmetics business pursuant to a certain Acquisition Agreement dated January 26, 1998 ("Jafra Sale"), where an employee either (I)




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continues to be employed by Jafra immediately following the Jafra Sale or (ii)
is terminated from the employment of the Company or any or its subsidiaries as a direct result of the Jafra Sale, the employee may elect to receive all amounts which would become payable by reason of the foregoing events in up to ten approximately equal consecutive annual installments but in no event may payments end beyond ten years following the date of the Jafra Sale. Such election must be made prior to the date of the Jafra Sale in accordance with rules to be prescribed by the Committee and if no such election is made, payment of such amounts shall be made within a reasonable time after the date of termination." Effective as of (Closing Date of Sale of Jafra).

    Notwithstanding the provisions of this subparagraph, the right to defer payment beyond termination shall serve as partial consideration for a settlement of all claims which the participant may have against the Company, its subsidiaries, employees and agents and shall be subject to execution by the participant of a release and settlement agreement in a form to be prescribed by the Committee.

    (d) Amounts deferred under subparagraph (a) and (c) above shall be credited to an individual account in the name of the participant.

    The account of an employee who is participating in The Gillette Company Employees' Savings Plan or The Gillette Company Ltd/Ltee Retirement Income Savings Plan shall also be credited with a Savings Plan Equivalency based on the participant's rate of contributions under The Gillette Company Employees' Savings Plan or savings under The Gillette Company Ltd./Ltee Retirement Income Savings Plan, as applicable, on the January 1 immediately preceding the date of an award.

    Amounts equivalent to interest at the rate applicable to the Fixed Income Fund of The Gillette Company Employees' Savings Plan shall be credited to the total amount in the employee's account in so far as the Company shall deem practicable in the same manner as such amounts are credited under The Gillette Company Employees' Savings Plan. Upon payment to the participant of an amount deferred under subparagraph (a) or (c) above, the related Savings Plan Equivalency and amounts equivalent to interest credited thereon will be paid. A participant whose employment ceases prior to his or her retirement eligibility date will forfeit unvested amounts deferred under subparagraph (a) above, as well as the related Savings Plan Equivalency and amounts equivalent to interest credited thereon. In the event that the Savings Plan Equivalency no longer exists by virtue of termination of the Savings Plan and/or The Fixed Income Fund of the Savings Plan, the amounts in each employee's account shall be credited with a rate of return adjusted each January 2 to reflect the interest rate in effect on January 2 for two year United States Treasury Notes.

    (e) If a participant dies or becomes totally and permanently disabled while an employee of the Company or a subsidiary, an amount equal to all deferred amounts, vested and unvested, Savings Plan Equivalency amounts and amounts equivalent to interest accrued thereon shall be paid to the participant or, in the case of death, to the participant's executor or administrator or as otherwise provided by law.

    (f) All payments shall be subject to any required withholdings.

    (g) Prior to the happening of a Change in Control, either Approved or Unapproved, as those terms are defined in The Gillette Company Employees' Savings Plan, with respect to amounts deferred pursuant to subparagraph (c), an individual who has made such deferral may, in accordance with rules prescribed by the Committee, revoke all deferral elections in the event of a Change in Control of the Corporation, with such revocation to take effect, at the option of the participant, if a Change in Control occurs prior to



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January 1, 1988, upon the happening of any Change in Control or January 1, 1998, or if a Change in Control occurs on or after January 1, 1988, upon the happening of a Change in Control and the Company shall make payment to the participant of such deferred amounts for which such deferral has been revoked plus interest as provided in subparagraph (d) above.

    (h) In the event of a Change in Control, either Approved or Unapproved, as those terms are defined in The Gillette Company Employees' Savings Plan, amounts deferred pursuant to subparagraph (a) above will become immediately payable.

    7. AMENDMENT AND TERMINATION. The Board of Directors of the Company, or the Personnel Committee of the Board of Directors, if and to the extent authorized, in absolute discretion of the body so acting and without notice, may at any time amend or terminate the Plan, provided that no such amendment or termination shall adversely affect the fights of any participant under any award previously granted. Further, neither the Board of Directors nor the Personnel Committee of the Board of Directors shall have the discretion once a plan year has commenced not to make awards if a bonus pool is earned for that plan year or after a contingency reserve has been established in any plan year not to make awards from such contingency reserve.

    8. ASSIGNMENT. Bonus payments under this Plan shall be paid only to participants. No bonus payment herein provided, nor any part thereof, and no fight or claim to any of the monies payable pursuant to the provisions of this Plan shall be anticipated, assigned, or otherwise encumbered, nor be subject to attachment, garnishment, execution or levy of any kind, prior to the actual payment and delivery of said amount to the Plan participant and any attempted assignment or other encumbrance or attachment, garnishment, execution or levy shall be of no force or effect, except as otherwise provided by law. Notwithstanding the above, if a participant is adjudged incompetent, the Committee may direct that any amounts payable be paid to the participant's guardian or legal representative.

    9. EMPLOYMENT AND PLAN RIGHTS. The Plan shall not be deemed to give any eligible employee or participant the fight to be retained in the employ of the Company or any subsidiary nor shall the Plan interfere with the right of the Company or any subsidiary to discharge any employee at any time nor shall the Plan be deemed to give any employee any fight to any award until such award is actually made.

    10. ADMINISTRATION AND AUTHORITY. The Plan shall be administered by the Committee except as otherwise provided herein. The Committee shall have the authority, consistent with the Plan, to (a) determine adjustments to Profit from Operations, Net Sales and Return on Assets as provided in Paragraph II of this Plan, (b) determine the percentage increase of annual Profit from Operations, Net Sales, and Return on Assets, i.e., Growth Goals, necessary to earn a bonus pool, if any, for each incentive year, (c) establish an earned reserve and approve payments of awards from the earned reserve in accordance with Paragraph III of the Plan, (d) review and approve bonus awards made to officers and other senior management employees whose compensation is regularly reviewed by it, (e) determine the amount of any bonus awards to be granted to the Chairman and the President, (f) adopt, amend and rescind rules and regulations for the administration of the Plan and for its own acts and proceedings and (g) decide all questions and settle all controversies and disputes which may arise in connection with the Plan. The Committee may delegate any or all responsibilities assigned to it pursuant to subparagraph (f).

    The Chairman and the President, except with respect to themselves, shall have authority, consistent with the Plan, (a) to select eligible positions, eligible employees, and participants under the Plan, (b) to



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recommend to the Committee the amount of bonus awards to participants listed under (d) in the preceding paragraph, (c) to determine the amount of bonus awards to participants other than those listed in (d) of the preceding paragraph, and (e) evaluate the performance or review evaluations of the performance of eligible employees in the accomplishment of assigned objectives. The Chairman and President may delegate any or all administrative responsibilities delegated to them by the Committee.

    All decisions, determinations and interpretations of the Committee or the Chairman and the President or their delegees with respect to the exercise of their respective responsibilities shall be binding on all parties concerned.

    11. INDIVIDUAL ACCOUNTS. The Committee shall maintain a separate account under the Plan for each participant. Each account shall show the amount awarded, vested and unvested portions of awards, amounts deferred, Savings Plan Equivalency amounts, if applicable, and amounts equivalent to interest credited thereon.

    12. FORFEITURES. Subject to Section III of this Plan, all amounts forfeited by participants under the terms of this Plan shall revert to the Company.

    13. PARTIAL PLAN YEAR IN THE EVENT OF CHANGE IN CONTROL. Notwithstanding any other provisions of this Plan to the contrary, in the event of a Change in Control, either Approved or Unapproved, as those terms are defined in The Gillette Company Employees' Savings Plan or if the Company is merged, dissolved or otherwise ceases to exist after July 1, of any plan year, the Board of Directors or the Personnel Committee of the Board of Directors shall pay participants awards from the Bonus Pool or Contingency Reserve, if applicable, adjusted as follows:

    The achievement of the Growth Goals for that year from the beginning of the plan year to the happening of its first or any of the aforementioned events (the "Partial Plan year") shall be compared against the results for the same period of the preceding year and the bonus pool will be determined on a prorated basis for the Partial Plan Year.

MARCH, 1998







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